Exhibit 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
COMPLETION OF TRANSACTION

Eau Claire, Wisconsin (November 8, 2013) — National Presto Industries, Inc. (NYSE: NPK) today announced that on November 7, 2013, AMTEC Corporation, its wholly owned subsidiary, closed the agreement announced in the press release dated July 3, 2013, for the purchase of substantially all of the assets of DSE, Inc.  DSE is a defense contractor that manufactured and sold 40MM ammunition to the U.S. Government.  The closing of the agreement was conditioned upon the U.S. Government, DSE and AMTEC agreeing to the novation of DSE’s contract with the Government to AMTEC.  The total purchase price was $47.1 million.  Assets purchased include inventory, equipment and a backlog of approximately $187 million.  The backlog is scheduled to be produced and shipped over the next 36 months.

    National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance Segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense Segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less than lethal munitions and less than lethal accessory equipment.  The Absorbent Products Segment is primarily engaged in the manufacture of private label adult incontinence products.

    This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.